Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CROWN CASTLE INTERNATIONAL CORP.

Crown Castle International Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“Company”), DOES HEREBY CERTIFY:

FIRST: That pursuant to a Unanimous Written Consent of the Board of Directors of said Company (“Board”) resolutions were duly adopted authorizing and approving a proposed amendment to Article VII of the Amended and Restated Certificate of Incorporation of the Company (“Charter”) set forth below, declaring such amendment to be advisable and directing such amendment to the Charter to be submitted to the stockholders of the Company for consideration thereof. Pursuant to the Charter amendment, the text below replaces the third, fourth and fifth paragraphs of Article VII of the Charter, respectively:

“Subject to the last two sentences of this paragraph, the Directors, other than those Directors who may be elected by the holders of any series of Preferred Stock (the “Preferred Stock Directors”), shall be divided into three classes, as nearly equal in number as possible, and members of each class shall hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation held in 2011, 2012 and 2013, Directors (other than Preferred Stock Directors) elected by the stockholders shall have been elected at such meeting to hold office for a term expiring at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the third annual meeting of stockholders following the 2013 annual meeting, the foregoing classification of the Board of Directors shall cease. At each annual meeting of stockholders commencing with the 2014 annual meeting, Directors (other than Preferred Stock Directors) elected by the stockholders shall be elected at such meeting to hold office for a term expiring at the first succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created Directorships resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors. Each such Director so chosen shall hold office for a term expiring (1) at the next annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires or (2) following the cessation of the classification of the Board of Directors in accordance with the immediately preceding paragraph, at the next annual meeting of stockholders held after his or her election as Director, and, in each case, until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock, any Director may be removed from office at any time, with or without cause only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, except that any Director serving in a class of Directors elected for a term expiring at the third annual meeting of stockholders following the election of such class of Directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class.”

SECOND: That thereafter, pursuant to resolution of the Board, a meeting of the stockholders of the Company was duly called and held in accordance with the provisions of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares were voted in favor of the amendment of the Charter.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Crown Castle International Corp. has caused this certificate to be signed this 24th day of May, 2013.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name:	E. Blake Hawk
Title:	Executive Vice President & General Counsel